INVESCO FUNDS GROUP, INC.
7800 E. Union Avenue
Denver, Colorado  80237
Telephone:  303-930-6300


November 13, 1997


Mr. Christopher J. Meyers
Assistant Vice President
State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

RE:   INVESCO International Funds, Inc.

Dear Chris:

This is to advise you that INVESCO International Funds, Inc. (the "Company") has established a new series of shares to be known as INVESCO Emerging Markets Fund. In accordance with the Additional Funds provision in Paragraph 17 of the Custodian Contract dated July 1, 1993 between the Company and State Street Bank and Trust Company, the Company hereby requests that you act as Custodian for the new series under the terms of the Contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Company and retaining one copy for your records.

Sincerely,



Glen A. Payne
Secretary

Agreed to this ______ day of November 1997.

STATE STREET BANK AND TRUST COMPANY



By:   _____________________________________
      Vice President